Exhibit 99.1

Contact:	Investors:
Kevin C. O’Boyle	Stephanie Carrington/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7017/7030
858-909-1800	scarrington@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NUVASIVE REPORTS SECOND QUARTER 2006 REVENUE OF $22.7 MILLION
- Increases Revenue Guidance to $90 Million to $92 Million -
Second Quarter 2006 Highlights:
•	Total revenues increased to $22.7 million; up 49.5% from the second quarter of 2005

•	Gross profit increased to $17.6 million; up 46.7% from the second quarter of 2005

•	Gross margin was 77.6% on a GAAP basis and 81.8% on a non-GAAP basis

•	Achieved sales force exclusivity, completing sales force transition ahead of stated guidance

•	Surgeons trained on MAS™ Platform was 151, up from 132 in the first quarter of 2006

•	Received conditional approval for an IDE to begin clinical trial enrollment for NeoDisc™

•	Percentage of vertically integrated hospitals increased to 33% from 31% at March 31, 2006

•	Acquired a 100,000 square foot distribution facility in Memphis, Tennessee

SAN DIEGO, July 27, 2006 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today second quarter financial results for the period ended June 30, 2006.
The Company reported second quarter revenues of $22.7 million, a 49.5% increase over the $15.2 million for the second quarter of 2005 and a 15.4% increase over the $19.7 million for the first quarter of 2006.
Gross profit, on a GAAP basis, for the second quarter of 2006 was $17.6 million with a gross margin of 77.6%, compared with a gross profit of $12.0 million with a gross margin of 79.1% in the second quarter of 2005. For the first quarter of 2006, gross profit was $15.8 million with a gross margin of 80.3%. On a non-GAAP basis, the gross margin for the second quarter of 2006 was 81.8%. Non-GAAP gross margin in the second quarter of 2006 excludes (i) a total charge of $0.9 million related to inventory and instruments rendered obsolete as a result of the planned 2006 product introductions and enhancements and the related significant instrument redesign; and (ii) amortization of acquired intangible assets of $0.1 million.
Total operating expenses for the second quarter of 2006 were $37.9 million, compared with $16.5 million in the second quarter of 2005 and $25.0 million in the first quarter of 2006. The quarter-over-quarter and year-over-year increases are due primarily to (i) the NeoDisc milestone payment of $10.5 million resulting from the conditional approval of our Investigational Device Exemption (IDE) application; (ii) the inclusion of compensation expense related to employee stock options; (iii) additional sales and marketing expenses to support revenue growth and expenses related to the Company’s program to transition its sales force toward exclusivity; and (iv) continued investment in the Company’s next generation MAS products and accelerated surgeon and sales representative training.
On a GAAP basis for the three-month period ended June 30, 2006, the Company reported a net loss of $18.5 million or $0.56 per share. On a non-GAAP basis, the second quarter net loss was $3.7 million, or $0.11 per share. The non-GAAP net loss calculation in the second quarter of 2006 excludes (i) the charges described above for the obsolete assets and amortization of acquired intangible assets, (ii) the NeoDisc milestone charge of $10.5 million, and (iii) stock-based compensation of $3.2 million.
Cash, cash equivalents and short-term investments were $143.5 million at June 30, 2006.
In early June 2006, NuVasive announced the completion of its transition to sales force exclusivity. NuVasive achieved this milestone ahead of its stated guidance for completing the transition by the end of the second quarter of 2006. This exclusive sales force is comprised of Area Business Managers (ABMs) and exclusive distributors. ABMs are NuVasive shareowners (employees) responsible for a defined geography and the management of additional sales personnel. Exclusive distributors are independent contractors who also cover a defined geography and exclusively represent NuVasive’s spine surgery products. As of June 30, 2006, the exclusive sales force totaled approximately 175 sales professionals.
Also in June 2006, NuVasive announced that it received conditional approval for an IDE from the U.S. Food and Drug Administration (FDA) to begin clinical trial enrollment of its NeoDisc cervical disc replacement device. NeoDisc is designed to treat patients early in the degenerative cascade, prior to a fusion procedure, and to be imaging friendly (radiolucent) and fully revisable. It is designed to replace a degenerative cervical disc nucleus, partial annulus and anterior longitudinal ligament, while maintaining range of motion and leaving the natural vertebral endplates intact. NuVasive anticipates enrolling the initial patients in the clinical study by the fourth quarter of 2006.
Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “Our second quarter results clearly demonstrate the success of our key strategic initiatives, which include a strengthened and exclusive sales force, spine surgeon training and vertical integration. We continue to see robust spine surgeon demand for our unique XLIF procedure, with 151 surgeons trained during the quarter. As surgeon adoption of the lateral approach grows, we are particularly excited about the additional indications for XLIF in adult degenerative scoliosis cases as well as lateral motion preservation opportunities. Our exclusive sales force has shown early signs of deepening the penetration of our innovative products in the market. Their efforts have expanded vertically integrated hospitals to 33% for the second quarter, well on track to meet our stated guidance of 35% to 38% by the end of 2006. We define a vertically integrated hospital as one using at least one product from our MAS platform product lines of NeuroVision, MaXcess, and specialized implants.
Mr. Lukianov added, “It is clear that the future of minimally invasive cervical spine surgery lies with both fusion and the ability to relieve pain while preserving motion and minimizing stress to adjacent discs. We achieved a significant milestone in our cervical motion preservation strategy during the quarter with the receipt of a conditional IDE approval to begin clinical trials for the NeoDisc. We are optimistic about the prospects for NeoDisc and will focus significant efforts on this project. For our planned international expansion in 2007, we intend to seek commercialization of our cervical suite of NeoDisc, our Gradient Plus™ cervical plating system, and our CerPass cervical TDR investigational device, along with our lateral lumbar TDR investigational device. We also anticipate filing for an IDE for our lateral approach lumbar TDR in 2007.”
Guidance
For the full year 2006, the Company is increasing its revenue guidance to be in the range of $90 million to $92 million with break-even, on a non-GAAP basis, taking place in the fourth quarter. For the second half of the year, the gross margin level of 81% is sustainable and we anticipate total surgeons trained for the full year will be approximately 450 — 475.
Non-GAAP Information
Management uses certain non-GAAP financial measures, such as non-GAAP gross profit, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share, which exclude the following charges: (i) stock based compensation; (ii) charges directly related to acquisition transactions such as in-process research and development, milestone payments, amortization of the acquired technology assets and certain other non-recurring internal costs incurred as a result of the transaction; and (iii) certain other amounts related to non-recurring events (such as our obsolescence charges in the second quarter of 2006). Management does not consider these costs in evaluating the continuing operations of the Company because management believes they are not indicative of the ongoing business operations. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-

period financial performance of its core business operations. Management believes that providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in a way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.
Conference Call
NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are (877) 407-4018 for domestic callers and (201) 689-8471 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.
After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through August 27, 2006. In addition, a telephonic replay of the call will be available until August 17, 2006. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 207790.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2.9 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS, as well as classic fusion implants.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of cervical fixation products and proprietary saline packaged bone allografts. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR).
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products or investigational devices (including NeoDisc and Cerpass) to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30, 2006				Three Months Ended June 30, 2005
	GAAP Basis	Adjustments		Non-GAAP Basis	GAAP Basis	Adjustments		Non-GAAP Basis

Revenue	$22,724	$—		$22,724	$15,204	$—		$15,204
Cost of goods sold	5,087	(952)	B/E	4,135	3,178	(497)	F	2,681

Gross profit	17,637	952		18,589	12,026	497		12,523

Operating expenses:
Sales, marketing and administrative	23,270	(2,616)	A/C	20,654	13,578	(861)	A/C/G	12,717
Research and development	4,174	(741)	A	3,433	2,903	(451)	A	2,452
Development milestone expense	10,500	(10,500)	D	—	—	—		—

Total operating expenses	37,944	(13,857)		24,087	16,481	(1,312)		15,169
Interest and other income (expense), net	1,837	—		1,837	345	—		345

Net loss	$(18,470)	$14,809		$(3,661)	$(4,110)	$1,809		$(2,301)

Historical net loss per share:
Basic and diluted	$(0.56)			$(0.11)	$(0.17)			$(0.10)

Weighted average shares- basic and diluted	33,113			33,113	24,090			24,090

A - Non-cash stock-based compensation.
B - Charge for the increase in the fair value on the date of acquisition of inventory acquired from RSB Spine.
C - Amortization of technology assets purchased from RSB Spine and Riverbend.
D - Development milestone charge in connection with conditional approval of NeoDisc IDE.
E – Charge related to inventory and instruments impaired as a result of the planned 2006 product introductions and enhancements and the related significant instrument redesign
F – Write-off of investments in fixed assets related to initial alpha/beta testing of the Company’s own cervical plate under development. These were written off as a result of the RSB Spine LLC acquisition
G – Due diligence costs associated with an abandoned technology acquisition and legal costs related to specific and unusual matters that are not expected to be ongoing and that should not be considered in evaluating the continuing operations of the Company.

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Six Months Ended June 30, 2006				Six Months Ended June 30, 2005
	GAAP Basis	Adjustments		Non-GAAP Basis	GAAP Basis	Adjustments		Non-GAAP Basis

Revenue	$42,409	$—		$42,409	$28,476	$—		$28,476
Cost of goods sold	8,967	(1,051)	B/E	7,916	5,805	(497)	F	5,308

Gross profit	33,442	1,051		34,493	22,671	497		23,168

Operating expenses:
Sales, marketing and administrative	44,402	(5,540)	A/C	38,862	25,559	(1,400)	A/C/G	24,159
Research and development	8,051	(1,553)	A	6,498	5,462	(851)	A	4,611
Development milestone expense	10,500	(10,500)	D	—	—	—		—

Total operating expenses	62,953	(17,593)		45,360	31,021	(2,251)		28,770
Interest and other income (expense), net	2,935	—		2,935	685	—		685

Net loss	$(26,576)	$18,644		$(7,932)	$(7,665)	$2,748		$(4,917)

Historical net loss per share:
Basic and diluted	$(0.85)			$(0.25)	$(0.32)			$(0.20)

Weighted average shares- basic and diluted	31,394			31,394	24,006			24,006

A - Non-cash stock-based compensation.
B - Charge for the increase in the fair value on the date of acquisition of inventory acquired from RSB Spine.
C - Amortization of technology assets purchased from RSB Spine and Riverbend.
D - Development milestone charge in connection with conditional approval of NeoDisc IDE.
E – Charge related to inventory and instruments impaired as a result of the planned 2006 product introductions and enhancements and the related significant instrument redesign
F – Write-off of investments in fixed assets related to initial alpha/beta testing of the Company’s own cervical plate under development. These were written off as a result of the RSB Spine LLC acquisition
G – Due diligence costs associated with an abandoned technology acquisition and legal costs related to specific and unusual matters that are not expected to be ongoing and that should not be considered in evaluating the continuing operations of the Company.

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$102,060	$12,545
Short-term investments	41,450	6,945
Accounts receivable, net	13,745	11,662
Inventory, net	16,052	11,870
Prepaid expenses and other current assets	2,315	1,496

Total current assets	175,622	44,518
Property and equipment, net	23,259	17,974
Intangible assets, net	8,725	8,894
Other assets	295	104

Total Assets	$207,901	$71,490

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,266	$6,102
Accrued payroll and related expenses	5,280	5,587
Development milestone liability	10,500	$—

Total current liabilities	25,046	11,689
Long-term liabilities	1,385	1,665
Stockholders equity:
Common stock	33	25
Additional paid-in capital	316,828	168,143
Deferred compensation	—	(1,195)
Accumulated other comprehensive loss	(10)	(32)
Accumulated deficit	(135,381)	(108,805)

Total stockholders’ equity	181,470	58,136

Total liabilities and stockholders’ equity	$207,901	$71,490

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Operating activities:
Net loss	$(18,470)	$(4,110)	$(26,576)	$(7,665)
Add back non-cash expenses
Depreciation and amortization	1,934	874	3,545	1,555
Stock-based compensation	3,222	905	6,823	1,844
Write-off of NuVasive assets in connection with acquisition of RSB Spine LLC	—	497	—	497
Write-off of inventory in connection with planned product introductions and enhancements	343	—	343	—
Other non-cash adjustments	1,040	(64)	930	134
Changes in operating assets and liabilities:
Accounts receivable	(1,686)	(1,050)	(2,157)	(2,301)
Inventory	(3,283)	(2,815)	(5,333)	(3,786)
Prepaid expenses and other current assets	(1,197)	(627)	(819)	(518)
Accounts payable and accrued liabilities	11,627	(776)	13,658	1,439
Accrued payroll and related expenses	1,293	1,140	(307)	470

Net cash used in operating activities	(5,177)	(6,026)	(9,893)	(8,331)

Investing activities:
Cash paid for RSB Spine LLC	—	(3,800)	—	(3,800)
Purchases of property and equipment	(6,627)	(2,679)	(8,561)	(6,931)
Sales of short-term investments, net	7,900	23,318	10,950	56,930
Purchases of short-term investments, net	(1,823)	(22,721)	(45,455)	(41,944)
Other assets	(203)	118	(291)	—

Net cash provided by investing activities	(753)	(5,764)	(43,357)	4,255

Financing activities:
Payment of long-term liabilities	(300)	(17)	(300)	(18)
Issuance of common stock in secondary offering	(53)	—	142,046	—
Issuance of common stock	584	609	1,019	707

Net cash provided by financing activities	231	592	142,765	689

Increase in cash and cash equivalents	(5,699)	(11,198)	89,515	(3,387)

Cash and cash equivalents at beginning of period	107,759	16,371	12,545	8,560

Cash and cash equivalents at end of period	$102,060	$5,173	$102,060	$5,173